Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2009 relating to the financial statements and financial statement schedules of IntegraMed America, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Amper, Politziner & Mattia, LLP
Edison New Jersey
October 1, 2009